                                                                    EXHIBIT 10.4

                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of
July 11, 1997, is by and between MCN INVESTMENT CORPORATION ("MCNIC"), a Michigan corporation, with its address at 150 West Jefferson Avenue, Suite 1800, Detroit, Michigan, 48226, and MCNIC OIL & GAS PROPERTIES, INC. ("MCNOGP"), a Michigan corporation, and the successor by merger to COENERGY CENTRAL EXPLORATION, INC., with its address at 150 West Jefferson Avenue, Suite 1800, Detroit, Michigan, 48226, (collectively hereinafter referred to as "Sellers"), and FREEPORT-MCMORAN RESOURCE PARTNERS, LIMITED PARTNERSHIP ("FRP"), a Delaware limited partnership, with its address at 1615 Poydras Street, New Orleans, Louisiana, 70112 (hereinafter referred to as "Buyer"). MCNIC, MCNOGP and FRP are sometimes hereinafter referred to as the "Parties." Also appearing herein as intervenor and solely for the purposes stated in Article XII hereof is MCMORAN OIL & GAS CO. ("MOXY"), a Delaware corporation, with its address at 1615 Poydras Street, New Orleans, Louisiana, 70112.

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Sellers and MOXY entered into that certain MOXY Participation and Exploration Program Agreement dated effective as of July 1, 1995, as amended and clarified by letter agreements dated January 5, 1996, April 19, 1996, May 23, 1996, July 15, 1996 and January 23, 1997 (collectively, the "MOXY/MCN Agreement");

     WHEREAS, pursuant to the terms of the MOXY/MCN Agreement, MCNIC acquired a production payment and security interest by that certain Security Interest and Conveyance of Production Payment dated September 27, 1995, granted by MOXY (the "MOXY/MCN Security Agreement");

     WHEREAS, under the terms of the MOXY/MCN Agreement, Sellers have acquired an interest in the leases and other properties described in the attached Exhibit "A," and/or have acquired or may acquire the right to receive from MOXY an assignment of an interest in the leases and other properties described on the attached Exhibit "A" (the "Subject Leases"); and

     WHEREAS, Sellers desire to sell and Buyer desires to purchase all of Sellers' right, title and interest in and to the MOXY/MCN Agreement, the MOXY/MCN Security Agreement, the Subject Leases and any other related properties under the terms and conditions hereinafter provided.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE
                               -----------------

     1.1 Purchase and Sale: Subject to the terms and conditions of this Agreement, Sellers shall sell and Buyer shall purchase at the Closing (as hereinafter defined) all right, title and interest of Sellers in and to:

          (a)  the MOXY/MCN Agreement;

          (b) the MOXY/MCN Security Agreement, including the production payment and security interest created by the MOXY/MCN Security Agreement;

          (c) The following assets, whether singular or undivided, effective as of 7:01 a.m., Central Time, on April 1, 1997 (the "Effective Time"):

               (i) The Subject Leases, including the right to receive an assignment of the Subject Leases;

               (ii) The right to receive revenues and the obligation to pay costs under Section 3.2 of the MOXY/MCN Agreement;

               (iii) The right to present and future participation in any wells, leases, units or fields which participation is derived from, by, under or through the Subject Leases or the MOXY/MCN Agreement, including but not limited to all right, title and interest of Sellers derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority relating thereto;

               (iv) Any and all other properties, rights, titles and interests that are attributable to, or are used or useful in the development, operation, maintenance, and/or safeguarding of the Subject Leases or that were obtained by, under or through the MOXY/MCN Agreement, including without limitation the following:

                     (A) All platforms, templates, wells, equipment, subsea wellheads, facilities, tanks, vessels, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries, and other fixtures;

                     (B) All oil, gas and other hydrocarbons (including all components thereof), including "line fill" and inventory below the pipeline connection in tanks, produced subsequent to the Effective Time;

                     (C) Personal property, including but not limited to cores, cuttings, pipe, supplies, spare parts, equipment and tools;

                     (D) Contracts and contractual rights, obligations and interests, including but not limited to unit agreements, farmout agreements, farmin agreements, seismic agreements, drilling contracts, operating agreements, areas of mutual interest, well service contracts, supplier contracts, service contracts, construction contracts, division orders and transfer orders;

                     (E) Lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, reserve reports, abstracts, title opinions, and all other books, files, records, information and data, including engineering, geological, geophysical and seismic data, (to the extent that transfer is not prohibited by existing contractual restrictions), interpretations, maps, information, production records, electric logs, core data, pressure data, decline curves and graphical production curves, and all rights thereto of Seller;

                     (F) Hydrocarbon sales, purchase, exchange and processing contracts and agreements, and all other contracts; and

                     (G) Easements, licenses, authorizations, permits and similar rights and interest.

     The Sellers' interest in the Subject Leases and other assets described in this Section 1.1 are referred to herein as the "MCN Program Assets."

     1.2  Purchase Price:

          (a) In consideration of Sellers' transfer and delivery of the MCN Program Assets to Buyer under the terms and conditions of this Agreement, Buyer will deliver to Sellers at Closing (i) the aggregate sum of thirty-one million and no/100 Dollars ($31,000,000.00) (the "Property Price"), as adjusted pursuant to Section 8.1, by wire transfer to Sellers' account(s) as designated by Sellers, and (ii) a Net Profits Interest Conveyance in the form set forth in the attached Exhibit "B" (the "Net Profits Conveyance"). At the Closing, the Buyer will also deliver to Sellers an additional amount equal to the outstanding principal amount of the Loan (as such term is used in the MOXY/MCN Agreement), on the Closing Date, together with accrued and unpaid interest thereon, to but not including the Closing Date, by wire transfer to Sellers' account(s) as designated by Sellers.

          (b) At Closing, Sellers will cause the MCN Program Assets to be transferred to Buyer.

     1.3 Assumption of Certain Obligations: Subject to the other provisions hereof, Buyer agrees at the Closing to:

          (a) assume all rights and obligations of Sellers arising under the MOXY/MCN Agreement and the MOXY/MCN Security Agreement; and

          (b) assume and discharge all obligations and liabilities of Sellers attributable to the ownership and operation of the MCN Program Assets.

     1.4 Closing: The purchase and sale of the MCN Program Assets (the "Closing") shall take place as soon as possible at 10:00 a.m. at the offices of Buyer or such other place or date as the Parties may agree, on or before July 30, 1997 (the "Closing Date"). Notwithstanding the foregoing, to the extent that any condition to the Closing is not satisfied or waived so that the Closing does not occur by July 30, 1997, the parties agree that the Closing Date shall be deferred for up to 60 days to allow such condition to be satisfied and the Closing Date shall be scheduled for a date that is within three business days following such condition being met.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES BY SELLERS
                   -----------------------------------------


     2.1    Representations and Warranties:     Sellers jointly and severally
represent and warrant that:

     2.1.1 Sellers are corporations, duly organized, validly existing and in good standing under the laws of the states of their organization. The execution, delivery and performance by Sellers of this Agreement and the transactions contemplated hereunder have been duly authorized by all requisite corporate actions on the part of Sellers and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Sellers or to which any of the MCN Program Assets are subject, other than (a) the approval of the Minerals Management Service to (i) the assignment of the Subject Leases to the Buyer and
(ii) MCNOGP to hold leases (an application for which has been duly filed by MCNOGP with the Minerals Management Service and, to the best of MCNOGP's knowledge, such filing is complete) and (b) routine advance notice requirements contained in joint operating agreements. This Agreement has been duly executed and delivered by Sellers, and constitutes, as does each of the documents and instruments executed by one or more of the Sellers as the result hereof, a valid and binding agreement of each of the Sellers that is a party thereto enforceable in accordance with their terms.

     2.1.2 There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the best of Sellers' knowledge, threatened against Sellers that could adversely affect Sellers' ability to perform their obligations hereunder.

     2.1.3 No broker or finder has acted for or on behalf of Sellers in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based on any agreement, arrangement or understanding made by or on behalf of Sellers.

     2.1.4 There are no demands, suits, actions or other proceedings pending or, to the best of Sellers' knowledge, threatened before any court or governmental agency against Sellers (or otherwise directly pertaining to the MCN Program Assets) that might result in an impairment or loss of title to any of the MCN Program Assets or the value thereof or that might hinder or impede the operation of the MCN Program Assets.

     2.1.5 There have been no advance, take-or-pay, take-and-pay, forward selling arrangements or other payments made to Sellers or any other party that would obligate Sellers to deliver any gas

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produced from or attributable to the MCN Program Assets after the Effective Time without receiving full payment therefor at the then current market value.

     2.1.6 To the best of Sellers' knowledge, there are no violations of any applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the MCN Program Assets that will affect in any material respect the value, use or operation of the MCN Program Assets.

     2.1.7 To the best of Sellers' knowledge, all royalty and other payments or obligations due by Sellers with respect to the MCN Program Assets have been timely and properly paid or performed in full.

     2.1.8 As of the Effective Time, Sellers had received an approved assignment of the interests, or had earned or may earn under the terms of the MOXY/MCN Agreement the right to receive from MOXY an assignment of the interests, in each of the Subject Leases as set forth in the attached Exhibit "A." Sellers have not alienated the MCN Program Assets nor has either of them by its acts created, incurred or suffered to exist any lien or encumbrance upon the MCN Program Assets except for inchoate liens and encumbrances arising under any operating agreement affecting the MCN Program Assets or by operation of law in the ordinary course of the operation of the MCN Program Assets.

     2.1.9 As of June 30, 1997, the outstanding balance of the Loan (as that term is used in the MOXY/MCN Agreement) is $12,620,123.29 of unpaid principal and $97,358.40 of accrued and unpaid interest.

     2.1.10 There has been no material breach by Sellers of any of the terms or conditions of the MCN Program Assets or the Subject Leases.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     3.1    Representation and Warranties: Buyer represents and warrants that:

     3.1.1 Buyer is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware. Buyer is duly qualified to hold federal leases and is qualified to do business as a foreign limited partnership in the State of Louisiana. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereunder have been duly authorized by all requisite actions on the part of Buyer and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer. This Agreement has been and the Net Profits Conveyance, when executed and delivered in accordance with the terms hereof, will be duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and binding agreement of Buyer, enforceable in accordance with their terms.

     3.1.2 There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the best knowledge of Buyer, threatened against Buyer that could adversely affect Buyer's ability to perform its obligations hereunder.

     3.1.3 No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based on any agreement, arrangement or understanding made by or on behalf of Buyer.

     3.1.4 There are no demands, suits, actions or proceedings pending or, to the best of Buyer's knowledge, threatened before any court or governmental agency that could adversely affect Buyer's ability to perform its obligations under or in connection with this Agreement.

                                  ARTICLE IV
                     TITLE AND OTHER RIGHTS AND WARRANTIES
                     -------------------------------------

     4.1 Title to MCN Program Assets: The transfer of the MCN Program Assets contemplated hereby shall be made and accepted without any warranty of title or other representations or warranties respecting title except as to persons claiming by, through or under Sellers, but not otherwise, provided that Buyer shall receive the right of full substitution and subrogation in and to any and all rights and actions of warranty that the Sellers have or may have against all preceding owners of the MCN Program Assets.

     4.2 No Representation: Except as expressly set forth in this Agreement, Sellers make no warranties or representations, express or implied, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement.

     4.3 Conveyance: Sellers shall take or cause to be taken all such actions as may be reasonably necessary or advisable to consummate and make effective the sale by the Sellers of their interests in the MCN Program Assets and the transactions contemplated by this Agreement.

     4.4 Casualty Losses: If, prior to the Closing Date, any well, platform, facility or equipment included in the MCN Program Assets is damaged or destroyed by fire, flood, storm or other casualty (hereinafter called "Casualty Loss"), Sellers shall immediately notify Buyer and the Property Price shall be reduced by an amount estimated by Sellers and Buyer to be equal to the repair or replacement cost of the well, platform, facility or equipment. Should the Parties fail to agree to an estimated repair or replacement cost, the Parties shall jointly appoint a third party to make such estimate. The Property Price shall be reduced by the amount of such estimate. Any insurance proceeds payable to Sellers with respect to the Casualty Loss shall be retained by Sellers.

     4.5 Platforms, Equipment, Wells and Personal Property: The platforms, wells, equipment and other items of personal property included in the MCN Program Assets are used and are sold on an "as is, where is" basis with all faults, if any. Sellers shall have no liability to Buyer for any claim, loss or damage caused or alleged to be caused, directly or indirectly, incidentally or consequentially, by said platforms, wells, equipment or personal property. EXCEPT AS SET FORTH IN ARTICLE II, SELLERS MAKE NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MCN PROGRAM ASSETS AND EXPRESSLY DISCLAIM ANY WARRANTIES WITH RESPECT THERETO.

                                   ARTICLE V
                                     TAXES
                                     -----

     5.1 Sales and Other Transfer Taxes: Buyer shall bear the cost of any applicable sales taxes and real property transfer taxes payable as a result of the transfer of MCN Program Assets.

     5.2 Other Taxes: All ad valorem, property taxes and any similar taxes or assessments (but not including income taxes) based upon or measured by Sellers' ownership interest in the MCN Program Assets, or the receipt of proceeds on sales therefrom, shall be prorated between Sellers and Buyer as of the Effective Time based upon the amount of such tax assessed against the MCN Program Assets for the current year or, in cases where such taxes are assessed other than on a calendar year basis, for the tax year ending in 1996. All such taxes will be prorated on the basis of a 365 day year. Sellers shall pay all taxes and assessments based upon or measured by Sellers' ownership of production prior to the Effective Time, and Buyer shall pay all taxes and assessments based upon or measured by Buyer's ownership of production on and after the Effective Time.

                                  ARTICLE VI
                                    CLOSING
                                    -------

     6.1  Conditions of Closing:

          (a) Conditions to Obligations of Buyer: The obligations of Buyer to be performed on the Closing Date are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Buyer in writing:

               (i) Representations and Warranties: The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date.

               (ii) Performance of Obligations by Sellers: Sellers shall have performed in all material respects all agreements required to be performed by them prior to or on the Closing Date.

               (iii) Material Adverse Change: There shall not have been a material adverse change in the ownership or condition of the MCN Program Assets, except as contemplated in Section 4.4.

               (iv) Qualification: MCNOGP shall have obtained the approval of the Minerals Management Service to hold leases.

          (b) Conditions to Obligations of Sellers: The obligations of Sellers to be performed on the Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived in whole or in part by Sellers in writing:

               (i) Representations and Warranties: The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date.

               (ii) Performance of Obligations of Buyer: Buyer shall have performed in all material respects all agreements required to be performed by it under this Agreement prior to or on the Closing Date.

     6.2 Closing Obligations: At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (a) The Sellers shall execute, acknowledge and deliver an assignment of all of their right, title and interest in and to the MOXY/MCN Agreement in the form set forth in the attached Exhibit "C."

          (b) MCNIC shall execute, acknowledge and deliver an assignment of all of its right, title and interest in and to the MOXY/MCN Security Agreement in the form set forth in the attached Exhibit "D."

          (c) MCNIC shall execute and deliver a State of Louisiana - Uniform Commercial Code - Financing Statement Change - UCC-3 reflecting the assignment of the security rights under the MOXY/MCN Security Agreement and/or under Financing Statements Nos.12-242938, 36-98950 and 57-951727 in the form set forth in the attached Exhibit "E."

          (d) MCNOGP shall execute, acknowledge and deliver an Assignment of Oil & Gas Leases covering each of the Subject Leases in which MCNOGP has acquired or received an assignment as of the Closing in the form set forth in the attached Exhibit "F."

          (e) Buyer shall execute, acknowledge and deliver to MCNIC the Net Profits Conveyance.

          (f) Sellers shall execute and deliver such other instruments of transfer and assignment as are necessary to convey the MCN Program Assets to Buyer in the manner contemplated by this Agreement.

          (g) Sellers shall deliver to Buyer exclusive possession of the MCN Program Assets and Buyer shall take possession of the MCN Program Assets.

          (h) Buyer shall deliver to Sellers the Property Price, as adjusted pursuant to Section 8.1, and an additional amount equal to the outstanding principal amount of the Loan (as such term is used in the MOXY/MCN Agreement), together with accrued and unpaid interest thereon, to but not including the Closing Date.

          (i) If necessary, the Sellers and Buyer shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the MCN Program Assets after the Effective Time.

          (j) Sellers and Buyer shall execute, acknowledge and deliver such other instruments, including but not limited to designation of operator forms (if applicable), and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

                                  ARTICLE VII
                         TRANSACTIONS PRIOR TO CLOSING
                         -----------------------------

     7.1 Operation of MCN Program Assets: Prior to the Closing Date, Sellers agree, unless specifically waived by Buyer in writing, to:

          (a) Perform all applicable duties and obligations under the terms of the MCN Program Assets and the Subject Leases;

          (b) Market all oil, gas and other hydrocarbons produced from or attributable to the MCN Program Assets in substantially the same manner as marketed prior to the Effective Time;

          (c) Pay timely all costs and expenses incurred in connection with the ownership of the MCN Program Assets and use their best efforts to obtain the approval of the Minerals Management Service for MCNOGP to hold leases;

          (d) Not enter into any new agreements or amend or terminate any existing agreements relating to the MCN Program Assets;

          (e) Not encumber, sell, or otherwise dispose of any of the MCN Program Assets;

          (f) Not abandon any well or platform included in the MCN Program Assets, not make any nonconsent elections with respect to operations affecting the MCN Program Assets or release or abandon any portion of any oil and gas lease included in the MCN Program Assets;

          (g) Not waive, compromise or settle any material right or claim that would materially and adversely affect the ownership or operation of the MCN Program Assets after the Closing Date;

          (h) If Buyer so directs, Sellers will take whatever actions as are required, including executing AFEs circulated by Buyer, to participate in operations on the MCN Program Assets in which MOXY has elected to participate; and

          (i) Without the prior written consent of Buyer and except as provided in Section 7.1(h), Sellers will not enter into any new agreements or commitments with respect to the MCN

Program Assets which extend beyond the Closing and will not commit to or incur any expenditures in excess of $25,000 (net to the Sellers' interest) with respect to any part of the MCN Program Assets.

                                 ARTICLE VIII
                              CLOSING ADJUSTMENTS
                              -------------------

     8.1 Property Price Adjustments: At Closing, Sellers and Buyer shall execute a settlement statement (herein called the "Settlement Statement") that shall set forth the Property Price, any adjustments to the Property Price, as provided for in this Section 8.1, to the extent that such adjustments are known at the time the Settlement Statement is prepared, using for such adjustments the best information then available. The Settlement Statement shall also reflect the amounts outstanding in respect of the Loan (as that term is used in the MOXY/MCN Agreement), including accrued but unpaid interest thereon, to but not including the Closing Date. Sellers and Buyer shall attempt to arrive at an agreement relative to all items to be contained in the Settlement Statement prior to the Closing. In the event the Parties are unable to reach such agreement prior to the Closing, then the Settlement Statement executed at the Closing shall be based upon all undisputed amounts, with all disputed amounts to be deferred to the Final Settlement under Section 9.1. In the Settlement Statement, the Property Price shall be adjusted as follows:

          Sellers shall be credited with:

          (a) The amount of all expenditures made by the Sellers in the ordinary course of business attributable to the MCN Program Assets for the period after the Effective Time, including without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance and other taxes (not including income or franchise taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, and any other costs or expenses paid by the Sellers under the MOXY/MCN Agreement and any applicable operating agreements in connection with the operation of the MCN Program Assets and attributable to the period after the Effective Time, or in the case of taxes, attributable to Buyer's share of taxes as specified in Section 5.2.

          (b) An amount equal to all prepaid expenses (to the extent not included in Section 8.1(a)), including but not limited to the prepayment made by the Sellers relating to the AJ-6 well on Vermilion Block 160, attributable to the MCN Program Assets for the period after the Effective Time that are paid by or on behalf of Sellers in the ordinary course of business, including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (not including income or franchise taxes) based upon or measured by the ownership of proceeds therefrom.

          (c) Pipe, equipment and materials in inventory that Seller has paid for prior to the Effective Time.

          Buyer shall be credited with:

          (d) The amount of any proceeds received by Sellers attributable to the MCN Program Assets for the period after the Effective Time.

          (e) The amount of any expenditures made by Buyer in the ordinary course of business attributable to the MCN Program Assets for the period prior to the Effective Time.

          (f) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (not including income or franchise taxes), based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, representing Sellers' share of such taxes as specified in Section 5.2.

          (g) Any reduction under Section 4.4 for a Casualty Loss.

     Notwithstanding anything to the contrary contained in this Agreement, there shall be no adjustment to the Property Price for (i) any proceeds attributable to the sale of West Cameron Block 503 (whether received before or after the Effective Time), (ii) any funds advanced by Sellers to MOXY for overhead and administrative charges under Section 4.5(c) of the MOXY/MCN Agreement, (iii) proceeds of any claims (whether arising before or after the Effective Time) arising out of or related to any policy of insurance covering drilling operations, or (iv) any funds or proceeds resulting from any redetermination under the terms of that certain Co-Development Agreement covering portions of Vermilion Blocks 143, 144, 159 and 160.

                                  ARTICLE IX
                           OBLIGATIONS AFTER CLOSING
                           -------------------------

     9.1 Post-Closing Adjustments. Within one hundred twenty (120) days after the Closing Date, Sellers and/or Buyer may prepare and submit to the other party(ies) hereto a final settlement statement consistent with the terms of
Section 8.1 (the "Final Settlement Statement") which shall reflect any corrections or additions to any adjustments in the Settlement Statement and shall set forth the amount due from or owed to Buyer as a result of any such corrections or additions. The net amount to be paid by the owing Party shall be paid within fifteen (15) days after receipt of the Final Settlement Statement, unless disputed. If disputed, the Parties shall attempt in good faith to agree upon the actual corrections or additions in the Final Settlement Statement within thirty (30) days. If the Parties cannot reach a mutual agreement on the actual corrections or additions within thirty (30) days, the undisputed amount shall be paid by the owing Party and the Parties shall jointly appoint a qualified unaffiliated third party to determine any corrections or additions. The appointment shall take place within one hundred fifty (150) days after the Closing Date and the third party determination shall be made within one hundred eighty (180) days after the Closing Date. The final payment of any disputed amounts shall be made within fifteen (15) days of the aforedescribed mutual agreement of the Parties or of such third party determination, which shall be final and binding on the Parties. Sellers, on the one hand, and Buyer, on the other hand, shall each pay one-half of the fees and expenses of any third party appointed pursuant to this Section 9.1.

     9.2  Further Assurances:

          (a) After Closing, Sellers agree to execute and deliver to Buyer all such instruments, notices, division or transfer orders, and other documents, including documents to assist in preparing the Final Settlement Statement, and to do all such other acts not inconsistent with this Agreement as may reasonably be necessary or advisable to carry out their obligations under this Agreement or to more fully assure Buyer, its successors and assigns, of the respective rights, title, interests and estates herein provided to be sold, assigned and conveyed by Sellers to Buyer at Closing.

          (b) After Closing, but not later than the date of the Final Settlement Statement, promptly after their receipt thereof, but only to the extent that such proceeds shall not have been the subject of an adjustment to the Property Price pursuant to Section 8.1, (i) Sellers agree to pay to Buyer any and all proceeds received by Seller that are attributable to the MCN Program Assets after the Effective Time and (ii) Buyer agrees to pay to Sellers any and all proceeds received by Buyer that are attributable to proceeds from the MCN Program Assets prior to the Effective Time.

     9.3  Abandonment:   After Closing, Buyer agrees to comply with all laws and
governmental regulations with respect to abandonment of wells, platforms, related pipelines, site clearance, and/or abandonment of leasehold property including, where applicable, the plugging of wells, the compliance with law or rules regarding inactive or unplugged wells, bonding requirements, and restoration as specified in the Subject Leases.

                                   ARTICLE X
                          SURVIVAL:  INDEMNIFICATION
                          --------------------------

     10.1 Survival of Representations and Warranties: All representations and warranties of Sellers and Buyer contained in Articles II and III of this Agreement, shall survive the Closing.

     10.2 Indemnification: Except as otherwise provided herein, after Closing the Buyer agrees to protect, defend, indemnify and hold Sellers and their employees, directors, officers, agents, and contractors free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character with respect to the MCN Program Assets, including but not limited to those arising out of, incident to, or in connection with (a) the abandonment of wells, platforms, and/or abandonment of and proper disposition of the Subject Leases or any other property obtained by, under or through the MOXY/MCN Agreement, and structures, materials, land, wells, casing, leasehold property, and other personal property, plugging requirements or exceptions thereto, regardless of whether the liability therefor is based upon some alleged act or omission of the Buyer or of some other party, or (b) a breach by Buyer of its representations, warranties or agreements set forth herein or the failure by Buyer to pay any liabilities expressly assumed by Buyer hereunder.

                                  ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

     11.1 Integration: Amendment and Modification: This Agreement constitutes the entire understanding of the Parties hereto with respect to the matters referred to herein and supersedes all prior arrangements or understandings, written or oral with respect thereto. Except as expressly set forth herein, none of the Parties makes any representation or warranty, whether express or implied, of any kind whatsoever. This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by Sellers and Buyer.

     11.2 Descriptive Headings: The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     11.3 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

     11.4 Binding Effect: Assignment: This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the Parties, and their successors and assigns. This Agreement shall not be assigned by Buyer without the consent of Sellers or by Sellers without the consent of the Buyer except that Buyer may assign its rights under this Agreement to its subsidiaries or to Freeport-McMoRan Inc. without such consent (provided such assignment shall not release Buyer of its obligations hereunder without Sellers' prior written consents).

     11.5 Notices: All notices, disclosures or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission, registered or certified mail with postage prepaid and return receipt requested, overnight delivery services, addressed as follows:

          IF TO BUYER:
          -----------

Freeport-McMoRan Resource Partners, Limited Partnership
c/o  Freeport-McMoRan Inc.
1615 Poydras Street
New Orleans, Louisiana, 70112
Facsimile: (504) 582-1611
Attention: Robert M. Wohleber


          IF TO SELLERS:
          -------------

MCNIC Oil & Gas Properties, Inc.
1360 Post Oak Boulevard, Suite 1500
Houston, Texas  77056
Facsimile: (713) 633-4801
Attention: Thomas H. Neel

          The addresses and facsimile numbers so indicated may be changed by similar notice. Notices shall be deemed effective as of the date of their receipt.

     11.6 Counterparts: This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                  ARTICLE XII
                       CONSENT AND RELEASE BY INTERVENOR
                       ---------------------------------

     12.1 Intervention: The Parties and MOXY hereby agree that MOXY is appearing herein as intervenor solely for the purpose of, and to the extent and only to the extent of, the express terms of this Article XII.

     12.2 Consent: MOXY hereby consents to the transactions contemplated by this Agreement and hereby waives any right(s) of first refusal or other preferential rights contained in the MOXY/MCN Agreement, the MOXY/MCN Security Agreement or any other agreement that might be triggered by the terms or operation of this Agreement. In the event that FRP elects to non-consent the interest subject to the Net Profits Conveyance, MCN does not elect to pick up such interest pursuant to Section 5.1 of the Net Profits Conveyance and MOXY elects to pick up the entire FRP interest therein under Article X of the MOXY/MCN Agreement, MOXY agrees that such interest so acquired from FRP will be subject to the Net Profits Conveyance. However, if MOXY does not elect to so pick up the entire FRP interest therein but picks up all or some portion thereof pursuant to the terms of the applicable third party operating agreement, then none of the interest acquired from FRP by MOXY or any other joint interest owner under the third party operating agreement will be subject to such Net Profits Conveyance.

     12.3 Records: For a period of six (6) years after the Closing Date MOXY will make available to Buyer and Seller all books, records and files of MOXY (excluding geological, geophysical and seismic data) related to the MCN Program Assets that pertain to the period prior to Closing and will make such books, records and files available to Buyer and Sellers on reasonable notice to MOXY at reasonable times and during regular office hours.

     12.4 Release; Reservation of AMI Rights:

          (a) Except as otherwise provided in this Agreement, MOXY hereby releases Sellers from and agrees not to seek the enforcement against Sellers of any obligation of Sellers set forth in the MOXY/MCN Agreement, including but not limited to any obligation of Sellers to loan funds to MOXY after the Closing Date.

          (b) Sellers hereby expressly agree to offer MOXY any Leasehold Interests (as that term is used in the MOXY/MCN Agreement) located within those AMI's (as that term is used in the MOXY/MCN Agreement) set out on the Plats attached hereto as Exhibit "G." Sellers' offer of any such Leasehold Interests to MOXY shall be made in accordance with Section 11.2 of the MOXY/MCN Agreement except that Sellers shall have no interest in the AMI and shall offer to MOXY their entire interest in such Leasehold Interests (as that term is used in the MOXY/MCN Agreement). The obligation of Sellers to offer any such Leasehold Interests (as that term is used in the MOXY/MCN Agreement) to MOXY located within such AMI's (as that term is used in the MOXY/MCN Agreement) shall expire three (3) years from the Closing Date.

          (c) The provisions of this Section 12.4 are conditioned upon and shall not be effective unless and until the Closing occurs.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date hereof.

                                               "SELLERS"

                                       MCN INVESTMENT CORPORATION


                                       By: /s/ Bruce Schlansker
                                          _________________________________
                                       Name: Bruce Schlansker
                                       Title: Vice President

                                       AND

                                       MCNIC OIL & GAS PROPERTIES, INC.


                                       By: /s/ Thomas H. Neel
                                          _________________________________
                                       Name: Thomas H. Neel
                                       Title: Vice President

                                               "BUYER"

                                       FREEPORT -MCMORAN RESOURCE PARTNERS,
                                       LIMITED PARTNERSHIP

                                       By: Freeport McMoRan Inc., its
                                       Administrative Managing General Partner


                                       By: /s/ Robert M. Wohleber
                                          _________________________________
                                       Name: Robert M. Wohleber
                                       Title: Senior Vice President



                                               "INTERVENOR"

                                       MCMORAN OIL & GAS CO.


                                       By: /s/ Glenn A. Kleinert
                                          _________________________________
                                       Name: Glenn A. Kleinert
                                       Title: Senior Vice President

                All exhibits have been intentionally omitted.
 A copy of any omitted exhibit will be furnished supplementally upon request.